Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2019 SECOND QUARTER RESULTS

•	2019 second quarter earnings per share of $0.79

•	Significant improvement in marine transportation markets

•	Distribution and services negatively impacted by weakening in oilfield related activity

•	2019 full year earnings per share guidance lowered to $2.80 to $3.20

Houston, Texas (July 25, 2019) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2019 of $47.3 million, or $0.79 per share, compared with earnings of $28.6 million, or $0.48 per share, for the 2018 second quarter. Excluding a one-time charge related to the retirement of Kirby’s Executive Chairman, 2018 second quarter net earnings attributable to Kirby were $46.8 million, or $0.78 per share. Consolidated revenues for the 2019 second quarter were $771.0 million compared with $802.7 million reported for the 2018 second quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “During the second quarter, our marine transportation business significantly improved its profitability despite challenging inland operating conditions. In distribution and services, however, oilfield related activity declined more than anticipated as our customers focused on returns and free cash flow. Although we do not expect a significant rebound in 2019, there is no doubt this lull in activity is creating pent-up demand for future remanufacturing and replacement as equipment continues to be worked hard. The combination of the weakness in distribution and services and the challenging operating conditions for inland marine in the first half of the year has resulted in a lowering of our earnings per share guidance for 2019.

“In inland marine transportation, activity was robust throughout the second quarter, and strong customer demand and high barge utilization helped to improve term and spot market pricing. Although inland marine’s operating income improved significantly, it was somewhat tempered by continued near-record high water conditions on the Mississippi River System, significant lock maintenance projects, and extended delays in the Houston Ship Channel. Overall, these issues contributed to nearly double the delay days year-over-year and negatively impacted the quarter’s results by approximately $0.05 per share.

“In coastal marine transportation, market conditions continue to improve. During the quarter, barge utilization rates increased into the mid-80% range, and we renewed term contracts higher in the mid-single digits. These improvements, together with reduced sequential shipyard maintenance, resulted in slightly positive operating margin for the quarter.

“In distribution and services, ongoing spending reductions in the oilfield impacted our oil and gas businesses during the second quarter, resulting in reduced revenue and operating income. Although we anticipated a sequential decline, the impact was more pronounced than expected with minimal orders for new oilfield equipment, reduced maintenance and service activity on pressure pumping units, lower transmission overhaul volumes, and reduced parts sales. This reduction was partially offset by continued growth in our commercial and industrial business including increased sales of new back-up power generation equipment,” Mr. Grzebinski concluded.

Segment Results – Marine Transportation
Marine transportation revenues for the 2019 second quarter were $404.3 million compared with $378.2 million for the 2018 second quarter. Operating income for the 2019 second quarter was $53.2 million compared with $38.2 million for the 2018 second quarter.

In the inland market, average barge utilization was in the mid-90% range during the quarter. Operating conditions were challenging with prolonged flooding on the Mississippi River System, lock maintenance projects, and closures in the Houston Ship Channel. These conditions resulted in 3,331 delay days, a 92% increase compared to the 2018 second quarter. Spot market and term contract pricing continued to improve during the quarter, with spot rates increasing in the low to mid-single digit range sequentially and approximately 15% year-over-year. Average term contract pricing on expiring contracts increased in the mid-to high single digits. Revenues in the inland market increased 8% compared to the 2018 second quarter primarily due to higher barge utilization, the contribution from the Cenac and CGBM acquisitions, and improved pricing. These gains were partially offset by the negative impact of poor operating conditions. The operating margin for the inland business was in the mid-teens during the quarter.

In the coastal market, barge utilization rates improved to the mid-80% range during the 2019 second quarter. Compared to the 2018 second quarter, spot market pricing was approximately 10% to 15% higher, and term contracts repriced modestly higher in the mid-single digits during the quarter. Revenues in the coastal market increased 3% year-on-year, primarily due to improved pricing and higher barge utilization. During the quarter, the coastal operating margin was positive in the low to mid-single digits.

The marine transportation segment’s 2019 second quarter operating margin was 13.2% compared with 10.1% for the 2018 second quarter.

Segment Results – Distribution and Services
Distribution and services revenues for the 2019 second quarter were $366.7 million compared with $424.5 million for the 2018 second quarter. Operating income for the 2019 second quarter was $23.1 million compared with $40.2 million for the 2018 second quarter.

In the oil and gas market, revenues and operating income declined compared to the 2018 second quarter due to reduced activity in the oilfield. During the quarter, the oil and gas businesses experienced lower customer demand across the entire portfolio including new and remanufactured pressure pumping equipment, new and overhauled transmissions, parts and service. During the quarter, the oil and gas operating margin was in the mid-single digits.

In the commercial and industrial market, revenues and operating income increased compared to the 2018 second quarter primarily due to higher installations of back-up power systems in the power generation business. Activity in the marine repair sector was stable year-on-year. During the quarter, the commercial and industrial operating margin was in the mid-single digits.

The distribution and services 2019 second quarter operating margin was 6.3% compared with 9.5% for the 2018 second quarter.

Cash Generation
EBITDA of $133.2 million for the 2019 second quarter compares with EBITDA of $112.7 million for the 2018 second quarter. Cash flow was used to fund capital expenditures of $66.3 million during the 2019 second quarter, which included $8.4 million for new inland towboat construction, $4.9 million primarily related to progress payments on the construction of three new 5000 horsepower coastal ATB tugboats, $45.6 million primarily for upgrades to existing inland and coastal fleets, and $7.4 million related to projects in distribution and services. As well, $5.4 million was used to purchase four inland barges that were previously leased. Total debt as of June 30, 2019 was $1,594.7 million, a reduction of $72.8 million compared to March 31, 2019, and Kirby’s debt-to-capitalization ratio was 32.4%.

2019 Outlook
Commenting on the 2019 full year outlook and guidance, Mr. Grzebinski said, “We have lowered our 2019 earnings guidance to $2.80 to $3.20 per share. Although the lower end of our previous guidance range contemplated some reduced oilfield activity in distribution and services for the second half of 2019, it has become increasingly evident that orders for new pressure pumping equipment and maintenance activities will remain very limited for the balance of the year. The majority of the reduction to our earnings guidance range relates to weakness in distribution and services, with a small portion attributed to the impact from poor operating conditions in inland marine. Despite this near-term reduction, the long-term outlook for Kirby remains positive. Our marine business continues to have strong fundamentals and is expected to continue to improve, and we anticipate distribution and services will rebound nicely when the inevitable recovery in maintenance and replacement of oilfield equipment spending occurs.”

In the inland marine transportation market, strong customer activity and growing volumes from the petrochemical complex are expected to yield barge utilization levels in the mid-90% range, as well as higher pricing for the remainder of 2019. In the third quarter, better weather should drive improved operating efficiencies on contracts of affreightment. However, the recent hurricane and continued high water conditions on the Mississippi River are expected to impact the third quarter. Overall, inland revenue is expected to increase slightly sequentially with operating margins improving modestly from second quarter levels.

In the coastal market, barge utilization is expected to be in the low to mid-80% range during the second half of 2019. Pricing is expected to continue to improve modestly on renewing contracts. For the third quarter, coastal revenues and operating income are expected to be similar to the second quarter. In the fourth quarter, however, seasonal activity declines in the Pacific and shipyard maintenance on several large capacity vessels will have an adverse impact on revenue and operating margins.

In the distribution and services segment, although customer inquiries for new pressure pumping equipment continue, firm commitments and the pace of orders have slowed considerably. As well, maintenance on existing pressure pumping units, transmission overhauls, and parts sales have also declined to minimal levels. Based on current activity levels, deliveries of new pressure pumping equipment are expected to materially decline for the remainder of 2019, and maintenance activities are expected to remain very low. Transmission overhauls and parts sales are also expected to remain at the reduced levels. In the commercial and industrial market, revenues and operating income are expected to decline in the third quarter with fewer installations of major back-up power systems and reduced vessel repair service levels in marine. These should be partially offset by improved utilization in the rental power generation fleet during the summer storm season along the Gulf Coast.

Kirby’s 2019 capital spending is expected to be in the $225 to $245 million range. Capital spending guidance includes approximately $40 to $45 million in progress payments on new marine vessels, which includes three 5000 horsepower coastal ATB tugboats and thirteen 2600 horsepower inland towboats. Approximately $155 to $165 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment (including approximately $20 million for coastal ballast water treatment systems) and marine facility improvements. The balance of approximately $30 to $35 million largely relates to new machinery and equipment, rental fleet growth, facility improvements, and information technology projects.

Conference Call
A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, July 25, 2019, to discuss the 2019 second quarter performance as well as the outlook for the remainder of 2019. To listen to the conference call webcast, please visit the Investor Relations section of Kirby’s website at http://kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the call. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 3269757. A replay of the webcast will be available for a period of one year by visiting the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2018 year and quarters are available in the Investor Relations section of Kirby’s website, http://kirbycorp.com, under Financials.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2018.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2019	2018	2019	2018
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$404,286	$378,163	$772,407	$718,566
Distribution and services	366,756	424,508	743,256	825,793
	771,042	802,671	1,515,663	1,544,359
Costs and expenses:
Costs of sales and operating expenses	563,495	588,628	1,100,150	1,141,945
Selling, general and administrative	69,150	92,588	141,946	169,384
Taxes, other than on income	10,579	10,552	20,577	19,087
Depreciation and amortization	55,093	55,492	110,316	109,710
Gain on disposition of assets	(3,118)	(442)	(5,275)	(2,340)
	695,199	746,818	1,367,714	1,437,786

Operating income	75,843	55,853	147,949	106,573
Other income	2,381	1,541	1,813	3,132
Interest expense	(15,515)	(12,540)	(28,716)	(22,320)

Earnings before taxes on income	62,709	44,854	121,046	87,385
Provision for taxes on income	(15,269)	(16,061)	(29,149)	(25,926)

Net earnings	47,440	28,793	91,897	61,459
Less: Net earnings attributable to noncontrolling interests	(153)	(191)	(314)	(386)

Net earnings attributable to Kirby	$47,287	$28,602	$91,583	$61,073

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.79	$0.48	$1.53	$1.02
Diluted	$0.79	$0.48	$1.53	$1.02
Common stock outstanding (in thousands):
Basic	59,740	59,548	59,725	59,472
Diluted	59,907	59,720	59,865	59,609

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2019	2018	2019	2018
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$47,287	$28,602	$91,583	$61,073
Interest expense	15,515	12,540	28,716	22,320
Provision for taxes on income	15,269	16,061	29,149	25,926
Depreciation and amortization	55,093	55,492	110,316	109,710
	$133,164	$112,695	$259,764	$219,029

Capital expenditures	$66,336	$111,950	$127,268	$152,911
Acquisitions of businesses and marine equipment	$5,370	$69,250	$252,840	$499,227

	June 30,
	2019	2018
	(unaudited, $ in thousands)
Long-term debt, including current portion	$1,594,706	$1,442,530
Total equity	$3,322,172	$3,187,691
Debt to capitalization ratio	32.4%	31.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2019	2018	2019	2018
	(unaudited, $ in thousands)

Marine transportation revenues	$404,286	$378,163	$772,407	$718,566

Costs and expenses:
Costs of sales and operating expenses	267,537	257,022	513,727	495,807
Selling, general and administrative	29,255	29,472	62,472	65,048
Taxes, other than on income	9,159	8,659	17,125	15,181
Depreciation and amortization	45,092	44,782	90,416	88,122
	351,043	339,935	683,740	664,158

Operating income	$53,243	$38,228	$88,667	$54,408

Operating margins	13.2%	10.1%	11.5%	7.6%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2019	2018	2019	2018
	(unaudited, $ in thousands)

Distribution and services revenues	$366,756	$424,508	$743,256	$825,793

Costs and expenses:
Costs of sales and operating expenses	295,958	331,606	586,423	646,138
Selling, general and administrative	37,195	40,963	74,586	78,717
Taxes, other than income	1,411	1,872	3,428	3,874
Depreciation and amortization	9,064	9,877	18,082	19,909
	343,628	384,318	682,519	748,638

Operating income	$23,128	$40,190	$60,737	$77,155

Operating margins	6.3%	9.5%	8.2%	9.3%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2019	2018	2019	2018
	(unaudited, $ in thousands)

General corporate expenses	$3,646	$23,007	$6,730	$27,330

Gain on disposition of assets	$(3,118)	$(442)	$(5,275)	$(2,340)

ONE-TIME CHARGES AND BENEFITS

The 2018 second quarter and first six months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Second Quarter 2018			First Six Months 2018
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP earnings	$44.9	$28.7	$0.48	$87.4	$61.1	$1.02
Executive Chairman retirement	18.1	18.1	0.30	18.1	18.1	0.30
Higman transaction fees & expenses	-	-	-	3.3	2.5	0.04
Amendment to employee stock plan	-	-	-	3.9	3.0	0.05
Earnings, excluding one-time items(2)	$63.0	$46.8	$0.78	$112.7	$84.7	$1.41

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2019	2018	2019	2018

Inland Performance Measurements:
Ton Miles (in millions) (3)	3,707	3,921	6,853	7,103
Revenue/Ton Mile (cents/tm) (4)	8.4	7.3	8.7	7.6
Towboats operated (average) (5)	309	286	297	272
Delay Days (6)	3,331	1,735	7,944	4,263
Average cost per gallon of fuel consumed	$2.24	$2.10	$2.09	$2.07

Barges (active):
Inland tank barges			1,067	990
Coastal tank barges			49	55
Offshore dry-cargo barges			4	5
Barrel capacities (in millions):
Inland tank barges			23.7	21.7
Coastal tank barges			4.7	5.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)
Inland marine transportation revenues divided by ton miles. Example: Second quarter 2019 inland marine transportation revenues of $310,162,000 divided by 3,707,000,000 inland marine transportation ton miles = 8.4 cents.

(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.